Exhibit 99.1

For More Information, Contact:

John Neale	Laurie Berman/Rob Whetstone
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	investor@pondel.com
QAD ANNOUNCES FISCAL 2011 THIRD QUARTER FINANCIAL RESULTS
SANTA BARBARA, Calif. — November 23, 2010 — QAD Inc. (Nasdaq: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2011 third quarter ended October 31, 2010.
Total revenue was $55.4 million for the third quarter of fiscal 2011, versus $56.2 million for the same period last year. License revenue was $6.8 million, compared with $8.4 million for the fiscal 2010 third quarter. Maintenance and other revenue totaled $33.2 million, versus $33.8 million for the third quarter of fiscal 2010. Services revenue was $15.4 million, versus $14.1 million for last year’s fiscal third quarter.
Net income for the fiscal 2011 third quarter was $1.7 million, or $0.05 per diluted share, compared with $4.8 million, or $0.15 per diluted share, for the fiscal 2010 third quarter.
“Our revenue was driven by solid performance in our services and maintenance business. This performance, combined with cost controls, created profitability in the third fiscal quarter. We continue to see improvement in the manufacturing sector, our sales pipeline is expanding and our global On Demand offerings showed impressive year over year growth.” said Karl Lopker, chief executive officer of QAD.
Gross margin for the fiscal 2011 third quarter totaled 59 percent, versus 60 percent for the fiscal 2010 third quarter, mainly reflecting changes in the company’s revenue mix.
Total operating expenses were $28.6 million, or 52 percent of total revenue, for the fiscal 2011 third quarter, compared with $28.1 million, or 50 percent of total revenue, for the third quarter of fiscal 2010.
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QAD Inc.
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Operating income for the fiscal 2011 third quarter was $3.8 million, which included $1.4 million in stock compensation expense, compared with $5.6 million, which included $1.2 million in stock compensation expense, for the third quarter of the prior fiscal year.
For the first nine months of fiscal 2011, revenue totaled $157.6 million, versus $162.5 million for the first nine months of fiscal 2010. Net income for the year-to-date period of fiscal 2011 was $0.8 million, or $0.02 per diluted share, versus $0.7 million, or $0.02 per diluted share, for the fiscal 2010 nine-month period.
QAD’s cash and equivalents balance grew to $57.7 million at October 31, 2010 from $44.7 million at January 31, 2010. Cash provided by operations was $2.4 million for the third quarter of fiscal 2011, versus $3.3 million for the third quarter of fiscal 2010. For the first nine months of fiscal 2011, cash provided by operations was $16.1 million, compared with $15.6 million in the prior-year nine-month period.
Fiscal 2011 Third Quarter Highlights:
•	Received orders from 13 customers representing more than $500,000 each in combined license, support and services billings, including one order in excess of $1.0 million;
•	Received license orders from companies across QAD’s six vertical markets, including, among others: Advanced Engineering Company, C.R. Bard, Fujikura Electronics, Genzyme, Tower Automotive, Visteon Automotive Systems and Xomox Corporation;
•	Hosted our annual China user conference to discuss QAD’s strategy and direction for the Asia-Pacific region;
•	Launched QAD Enterprise Applications 2010.1 Enterprise Edition, the latest release of the company’s enterprise resource planning suite; and,
•	Reinstated the annual EXPLORE user conference to be held in San Antonio, Texas in May 2011 where we will unveil QAD Enterprise Applications 2011.
Business Outlook
For the fourth quarter of fiscal 2011, QAD currently expects total revenue of approximately $56 million and earnings per diluted share of approximately $0.06.
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QAD Inc.
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Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2011 third quarter. The conference call will be webcast live and is accessible through the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year. Interested parties may participate in the call by dialing 800-230-1096. A replay of the call will be accessible through December 1 by dialing 800-475-6701, access code 173607.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805-566-6000, or visit the QAD Web site at www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2010 ended January 31, 2010.
— Financial Tables Follow —
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QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2010	2009	2010	2009
Revenue:
License fees	$6,761	$8,409	$19,719	$21,318
Maintenance and other	33,221	33,779	97,306	98,732
Services	15,427	14,052	40,530	42,498

Total revenue	55,409	56,240	157,555	162,548
Cost of revenue:
Cost of license fees	932	1,813	3,952	5,351
Cost of maintenance, service and other revenue	21,989	20,719	63,109	65,179

Total cost of revenue	22,921	22,532	67,061	70,530

Gross profit	32,488	33,708	90,494	92,018
Operating expenses:
Sales and marketing	13,024	12,168	38,713	38,731
Research and development	8,134	8,678	26,280	28,349
General and administrative	7,472	7,101	22,613	23,492
Amortization of intangibles from acquisitions	14	121	41	468

Total operating expenses	28,644	28,068	87,647	91,040

Operating income	3,844	5,640	2,847	978
Other (income) expense:
Interest income	(140)	(132)	(384)	(440)
Interest expense	317	321	924	948
Other (income) expense, net	139	(511)	17	(609)

Total other (income) expense	316	(322)	557	(101)

Income before income taxes	3,528	5,962	2,290	1,079
Income tax expense	1,855	1,208	1,522	415

Net income	$1,673	$4,754	$768	$664

Basic net income per share	$0.05	$0.15	$0.02	$0.02
Diluted net income per share	$0.05	$0.15	$0.02	$0.02

Basic weighted shares	31,581	31,120	31,473	30,925
Diluted weighted shares	33,568	32,429	33,477	31,901

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	October 31,	January 31,
	2010	2010
Assets
Current assets:
Cash and equivalents	$57,734	$44,678
Accounts receivable, net	41,090	61,089
Deferred tax assets, net	3,549	3,548
Other current assets	13,419	13,680

Total current assets	115,792	122,995

Property and equipment, net	34,576	37,219
Capitalized software costs, net	904	2,446
Goodwill	6,486	6,348
Long-term deferred tax assets, net	19,427	19,411
Other assets, net	2,528	2,755

Total assets	$179,713	$191,174

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$299	$285
Accounts payable and other current liabilities	32,515	32,787
Deferred revenue	73,881	85,745

Total current liabilities	106,695	118,817

Long-term debt	16,214	16,443
Other liabilities	4,457	6,363

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	145,514	143,121
Treasury stock	(29,685)	(32,275)
Accumulated deficit	(54,773)	(52,480)
Accumulated other comprehensive loss	(8,744)	(8,850)

Total stockholders’ equity	52,347	49,551

Total liabilities and stockholders’ equity	$179,713	$191,174

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended
	October 31,
	2010	2009

Net cash provided by operating activities	$16,057	$15,604

Cash flows from investing activities:
Purchase of property and equipment	(1,004)	(645)
Capitalized software costs	(297)	(314)
Other, net	(7)	27

Net cash used in investing activities	(1,308)	(932)

Cash flows from financing activities:
Repayments of debt	(215)	(192)
Proceeds from issuance of common stock	122	56
Tax payments related to net share settlements of restricted stock	(457)	—
Changes in book overdraft	—	(2,476)
Dividends paid in cash	(1,934)	(1,227)

Net cash used in financing activities	(2,484)	(3,839)

Effect of exchange rates on cash and equivalents	791	1,427

Net increase in cash and equivalents	13,056	12,260
Cash and equivalents at beginning of period	44,678	31,467

Cash and equivalents at end of period	$57,734	$43,727